                                  EXHIBIT 11.1
              STATEMENT OF COMPUTATION OF COMMON SHARES AND COMMON
                                SHARE EQUIVALENTS

                      WEIGHTED AVERAGE SHARES OUTSTANDING:
                              (THOUSANDS OF SHARES)


                                     Three Months Ended   Six Months Ended
                                        December 31,        December 31,
                                        ------------        ------------
                                       1994      1993      1994      1993
                                       ----      ----      ----      ----

Common shares                         142,567   134,583   141,450   133,417

Convertible preferred shares            1,410     1,753     1,655     1,963

Stock options                          14,921    17,710    15,111    17,318
                                     --------  --------  --------  --------

Total weighted average
shares outstanding                    158,898   154,046   158,216   152,698
                                     --------  --------  --------  --------
                                     --------  --------  --------  --------

Net income available to
common stockholders                  $ 53,887  $ 36,340  $ 95,723  $ 62,080
                                     --------  --------  --------  --------
                                     --------  --------  --------  --------

Income Per Share:

Net income per share                 $   0.34  $   0.24  $   0.61  $   0.41
                                     --------  --------  --------  --------
                                     --------  --------  --------  --------


All share and per share data have been restated for all periods presented to reflect the two-for-one stock split payable in the form of a stock dividend which was distributed on December 15, 1993 to holders of record on November 30, 1993.